Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to the Registration Statement on Form N-2 of our report dated March 13, 2024 relating to the consolidated financial statements, consolidated financial highlights and related notes of Portman Ridge Finance Corporation appearing in the Annual Report on Form 10-K of Portman Ridge Finance Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 5, 2025